Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of on Form S-8 (No. 333-213508) of our report dated June 22, 2018, relating to the financial statements and financial statement schedule of the Johnson Controls Building Efficiency Retirement Savings Plan/Account Level Employees Plan, included in this Annual Report on Form 11-K of the Johnson Controls Building Efficiency Retirement Savings Plan/Account Level Employees Plan for the year ended December 31, 2017.

/s/ Wipfli LLP

Milwaukee, Wisconsin
June 22, 2018